Exhibit 4.3

REMARKETING AGREEMENT

          REMARKETING AGREEMENT, dated as of June 14, 2004 (the "Remarketing Agreement"), by and among Great Plains Energy Incorporated, a Missouri corporation (the "Company"), BNY Midwest Trust Company, not individually but solely as Purchase Contract Agent and as attorney-in-fact of the holders of Purchase Contracts, and Merrill Lynch & Co., Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Remarketing Agent").

WITNESSETH:

          WHEREAS, the Company will issue $150,000,000 (or up to $172,500,000 if the Underwriters exercise their overallotment option in full) in aggregate Stated Amount of the Securities under the Purchase Contract Agreement, dated as of June 14, 2004, by and between the Purchase Contract Agent and the Company (the "Purchase Contract Agreement"), as amended or supplemented from time to time.

          WHEREAS, the Securities will initially consist of 6,000,000 (or 6,900,000 if the Underwriters exercise their overallotment option in full) Income PRIDES, each such security consisting of a 1/40 undivided beneficial interest in a Senior Note initially due 2009 issued by the Company in the principal amount of $1,000 (a "Debt Security"), and a Purchase Contract issued by the Company ("Purchase Contract") pursuant to the Purchase Contract Agreement.

          WHEREAS, the Debt Securities, interests in which form a part of the Income PRIDES, will be pledged pursuant to the Pledge Agreement (the "Pledge Agreement"), dated as of June 14, 2004, by and among the Company, BNY Midwest Trust Company, as Collateral Agent, Securities Intermediary and Custodial Agent (the "Collateral Agent"), and the Purchase Contract Agent, to secure the obligations of Income PRIDES Holders under the related Purchase Contracts on the Purchase Contract Settlement Date.

          WHEREAS, the Remarketing Agent will attempt to remarket in the manner provided herein, all of (i) the Debt Securities pledged pursuant to the Pledge Agreement (the "Pledged Debt Securities") and (ii) the Separate Debt Securities of holders who have elected to participate in the remarketing, in each case, as provided in the Purchase Contract Agreement.

          WHEREAS, in the event of a successful remarketing, as provided herein, the applicable interest rate on the Debt Securities will, on the Reset Date, be reset to the Reset Rate (as defined herein), which will be the rate the Debt Securities must bear in order for the Debt Securities being remarketed to be sold by the Remarketing Agent on a Remarketing Date at a price equal to at least (a) if the related Reset Date is not the Purchase Contract Settlement Date, 100% multiplied by the Minimum Price (as defined herein), plus the Remarketing Fee (as defined herein) (the "Remarketing Value"), or (b) if the related Reset Date is the Purchase Contract Settlement Date, 100% multiplied by the aggregate principal amount of the Debt Securities being remarketed, plus the Remarketing Fee (the "Contract Settlement Value"), provided that the Reset Rate shall in no event exceed the maximum permitted by applicable law.

          WHEREAS, if a Reset Date occurs on a date that is not August 16, 2006, November 16, 2006 or February 16, 2007, the Remarketing Agent shall determine (1) the minimum integral multiple number of (A) Income PRIDES and Growth PRIDES required to make Collateral Substitutions (as defined in the Purchase Contract Agreement) and (B) Income PRIDES required to effect Early Settlement (as defined in the Purchase Contract Agreement), and (2) the percentage of the undivided beneficial ownership interest in the Remarketing Treasury Portfolio constituting the Applicable Ownership Interest therein with respect to each Payment Date that follows such Reset Date.

          WHEREAS, the Company has requested that Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") act as the Remarketing Agent and as such to perform the services described herein.

          WHEREAS, Merrill Lynch is willing to act as Remarketing Agent and as such to perform such duties on the terms and conditions expressly set forth herein.

          NOW, THEREFORE, for and in consideration of the covenants herein made, and subject to the conditions herein set forth, the parties hereto agree as follows:

          Section 1.          Definitions. Capitalized terms used and not defined in this Agreement shall have the meanings assigned to them in the Purchase Contract Agreement or, if not therein stated, the Pledge Agreement.

          Section 2.          Appointment and Obligations of Remarketing Agent; Remarketing.

           (a)          Appointment and Obligations. The Company hereby appoints Merrill Lynch, and Merrill Lynch hereby accepts such appointment, as the exclusive Remarketing Agent to remarket the Debt Securities (subject to the right of Merrill Lynch to appoint additional remarketing agents hereunder as described below) in the manner specified in Section 2(b) below and in connection therewith to determine, in consultation with the Company and in the manner provided for in the Indenture, the Debt Securities and the Purchase Contract Agreement, (i) the reset interest rate that the Remarketing Agent believes will, when applied to the Debt Securities (with any extension of the maturity date as determined by the Company pursuant to the Indenture taken into account), enable the aggregate principal amount of the Debt Securities being remarketed to be sold at a price equal to at least (1) on any Remarketing Date other than on the fifth, fourth or third Business Day immediately preceding February 16, 2007, the Remarketing Value or (2) on the fifth, fourth or third Business Day immediately preceding February 16, 2007, the Contract Settlement Value; and (ii) if a Reset Date occurs on a date that is not August 16, 2006, November 16, 2006, or February 16, 2007, (1) the minimum integral multiple number of (A) Income PRIDES and Growth PRIDES required to make Collateral Substitutions and (B) Income PRIDES required to effect Early Settlement, and (2) the percentage of the undivided beneficial ownership interest in the Remarketing Treasury Portfolio constituting the Applicable Ownership Interest therein with respect to each Payment Date that follows such Reset Date. The reset interest rate with respect to a Remarketing Date on which a successful remarketing occurs shall be the "Reset Rate."

          In connection with any remarketing contemplated hereby, the Remarketing Agent will enter into a Supplemental Remarketing Agreement (the "Supplemental Remarketing Agreement") with the Company and the Purchase Contract Agent, which shall either be (i) substantially in the form attached hereto as Exhibit A (with such changes as the Company and the Remarketing Agent may agree upon, it being understood that changes may be necessary in the representations, warranties, covenants and other provisions of the Supplemental Remarketing Agreement due to changes in law or facts and circumstances or in the event that Merrill Lynch is not the sole remarketing agent, and with such further changes therein as the Remarketing Agent may reasonably request) or (ii) in such other form as the Remarketing Agent may reasonably request, subject to the approval of the Company (such approval not to be unreasonably withheld). Notwithstanding anything herein to the contrary, Merrill Lynch shall not be obligated to act as Remarketing Agent hereunder unless the Supplemental Remarketing Agreement is in form and substance reasonably satisfactory to Merrill Lynch. The Company agrees that Merrill Lynch shall have the right, on 15 Business Days' written notice to the Company, to appoint one or more additional remarketing agents so long as any such additional remarketing agents shall be reasonably acceptable to the Company. Upon any such appointment, the parties shall enter into an appropriate amendment to this Agreement to reflect the addition of any such remarketing agent.

          (b)          Pursuant to this Agreement and the corresponding Supplemental Remarketing Agreement, the Remarketing Agent, either as sole remarketing agent or as representative of a group of remarketing agents appointed as aforesaid, will agree, subject to the terms and conditions set forth herein and therein, to use its reasonable efforts to remarket, on each Remarketing Date during each Three-Day Remarketing Period during the Period for Early Remarketing and on each Remarketing Date during the Final Three-Day Remarketing Period, in each case in accordance with the provisions of the Debt Securities and the Indenture, until the Debt Securities have been successfully remarketed on a Remarketing Date, the Debt Securities that the Collateral Agent or the Custodial Agent shall have notified the Remarketing Agent have been tendered for, or otherwise are to be included in, the remarketing, at a price per $1,000 principal amount of Debt Securities such that the aggregate price at which such Debt Securities are being remarketed will equal at least (i) if the related Reset Date is not the Purchase Contract Settlement Date, the Remarketing Value, or (ii) if the related Reset Date is the Purchase Contract Settlement Date, the Contract Settlement Value. Notwithstanding the preceding sentence, the Remarketing Agent shall not remarket any Debt Securities for a price less than the price (the "Minimum Price") necessary for the aggregate principal amount of the Debt Securities being remarketed to have an aggregate price (i) if the proposed Reset Date is not the Purchase Contract Settlement Date, equal to 100% of the sum of the Remarketing Treasury Portfolio Purchase Price and the Separate Debt Securities Purchase Price (as defined herein), or (ii) if the proposed Reset Date is the Purchase Contract Settlement Date, equal to 100% of the aggregate principal amount of such Debt Securities. The Remarketing Agent shall not be obligated to remarket any Debt Securities if a condition precedent set forth herein or in any Supplemental Remarketing Agreement to such remarketing is not fulfilled or if the remarketing of such Debt Securities would violate applicable law.

          The term "Separate Debt Securities Purchase Price" means, on any date of determination, the aggregate principal amount of Separate Debt Securities to be remarketed multiplied by a fraction, the numerator of which is the Remarketing Treasury Portfolio Purchase Price and the denominator of which is the aggregate principal amount of the Pledged Debt Securities to be remarketed.

          Upon a successful remarketing, after deducting the fee specified in Section 3 below, the proceeds of remarketing shall promptly be paid by the Remarketing Agent to the Collateral Agent and the Custodial Agent who will apply such funds in accordance with Section 4.6 and 6.3 of the Pledge Agreement and Section 4.3 and 5.4 of the Purchase Contract Agreement (each of which Sections are incorporated herein by reference). In the event all remarketing attempts during a Three-Day Remarketing Period are unsuccessful, the Remarketing Agent shall return, no later than the Business Day immediately following the end of such Three-Day Remarketing Period, the Pledged Debt Securities to the Collateral Agent and the Separate Debt Securities delivered for remarketing to the Custodial Agent for return to the holders of such Separate Debt Securities. For the purposes of this Agreement and each Supplemental Remarketing Agreement, an unsuccessful remarketing shall mean the failure of any condition set forth in Section 7 hereof to be satisfied with respect to a particular Remarketing Date, resulting in a remarketing having failed on such Remarketing Date.

          (c)          The Remarketing Agent shall not have any obligation whatsoever to purchase any Debt Securities, whether in connection with a remarketing or otherwise, and shall in no way be obligated to provide funds to make payment upon tender of Debt Securities for remarketing or to otherwise expend or risk its own funds or incur or be exposed to financial liability in the performance of its duties under this Agreement or the Supplemental Remarketing Agreement. The Company shall not be obligated in any case to provide funds to make payment upon tender of Debt Securities for remarketing.

          (d)          Subject to the conditions set forth in this Agreement, the Remarketing Agent agrees to use its reasonable efforts to remarket, in whole but not in part, the Pledged Debt Securities and the Separate Debt Securities that are delivered to it for remarketing by the Collateral Agent and the Custodial Agent no later than 10:00 a.m., New York City time, on the Business Day prior to the commencement of each Three-Day Remarketing Period.

          Section 3.          Fees and Expenses.

          (a)          Upon a successful remarketing of the Debt Securities, the Remarketing Agent is entitled to a remarketing fee (the "Remarketing Fee") (i) equal to 25 basis points (0.25%) of (A) if the Reset Date is not the Purchase Contract Settlement Date and if the remarketed Debt Securities mature on February 16, 2009, the sum of the Remarketing Treasury Portfolio Purchase Price and the Separate Debt Securities Purchase Price or (B) if the Reset Date is the Purchase Contract Settlement Date and if the remarketed Debt Securities mature on February 16, 2009, the aggregate principal amount of the remarketed Debt Securities, or (ii) as established by mutual agreement between the Company and the Remarketing Agent, if the maturity date of the remarketed Debt Securities is, in connection with the remarketing and in accordance with the provisions of the Debt Securities, extended to a date after February 16, 2009 (which shall not be more than 10 years from the Reset Date).

          The Remarketing Agent may deduct the Remarketing Fee from the proceeds of the successful remarketing to be remitted to the Collateral Agent and the Custodial Agent, provided, however, that under no circumstances may the Remarketing Agent deduct an amount greater than the excess of such proceeds over the Minimum Price. Any resulting shortfall in the recovery of the Remarketing Fee shall by payable by the Company on the Reset Date in immediately available funds or, upon the instructions of the Remarketing Agent, by certified or official bank check or checks or by wire transfer.

          (b)          In connection with any attempted remarketing pursuant to this Agreement, the Company shall pay all expenses in connection therewith, including without limitation, any and all (i) registration and filing fees, (ii) fees and expenses incurred in connection with the compliance with state securities or blue sky laws and compliance with the rules and regulations of the National Association of Securities Dealers, Inc., (iii) expenses identified in clause (iv) of Section 6(a) and clause (iv) of Section 6(b), (iv) fees and disbursements of counsel to the Company and of the independent public accountants of the Company, (v) expenses of the Remarketing Agent (including fees and expenses of counsel to the Remarketing Agent) and (vi) fees and expenses of other agents or any trustees.

          Section 4.          Replacement and Resignation of Remarketing Agent.

          (a)          The Company may in its absolute discretion replace Merrill Lynch as the Remarketing Agent hereunder by giving notice prior to 3:00 p.m., New York City time, on the eleventh Business Day immediately prior to the first Remarketing Date of any Three-Day Remarketing Period; provided that, if the Company shall have selected a Three-Day Remarketing Period and none of the remarketings during such Three-Day Remarketing Period shall have been successful, the Company may, subject to the foregoing, provide Merrill Lynch with such notice on and after the Business Day following the last Remarketing Date during such Three-Day Remarketing Period. Any such replacement shall become effective upon the Company's appointment of a successor to perform the services that would otherwise be performed hereunder by the Remarketing Agent. Upon providing such notice, the Company shall use all reasonable efforts to appoint such a successor and to enter into a remarketing agreement with such successor as soon as reasonably practicable. The Company shall notify the Purchase Contract Agent, the Collateral Agent and the Custodial Agent of the appointment of any such successor.

          (b)          Merrill Lynch may resign at any time and be discharged from its duties and obligations hereunder as the Remarketing Agent by giving notice prior to 3:00 p.m., New York City time, on the eleventh Business Day immediately prior to the first Remarketing Date of any Three-Day Remarketing Period; provided that, if the Company shall have selected a Three-Day Remarketing Period and none of the remarketings during such Three-Day Remarketing Period shall have been successful, the Merrill Lynch may, subject to the foregoing, provide the Company with such notice on and after the Business Day following the last Remarketing Date during such Three-Day Remarketing Period. Any such resignation shall become effective upon the Company's appointment of a successor to perform the services that would otherwise be performed hereunder by the Remarketing Agent. Upon receiving notice from the Remarketing Agent that it wishes to resign hereunder, the Company shall appoint such a successor and enter into a remarketing agreement with it as soon as reasonably practicable. The Company shall notify the Purchase Contract Agent, the Collateral Agent and the Custodial Agent of the appointment of any such successor.

          Section 5.          Dealing in the Securities. The Remarketing Agent, when acting hereunder or under the Supplemental Remarketing Agreement or acting in its individual or any other capacity, may, to the extent permitted by law, buy, sell, hold or deal in any of the Debt Securities. With respect to any Securities, Debt Securities or other securities of the Company owned by it, the Remarketing Agent may exercise any vote or join in any action with like effect as if it did not act in any capacity hereunder. The Remarketing Agent, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity hereunder.

          Section 6.          Registration Statement and Prospectus.

          (a)          In connection with the remarketing during any Three-Day Remarketing Period, if and to the extent required (in the view of counsel for either the Remarketing Agent or the Company) by applicable law, regulations or interpretations in effect at the time of such remarketing, the Company shall (i) use its reasonable efforts to have a registration statement relating to the Debt Securities effective under the Securities Act of 1933, as amended (the "1933 Act"), prior to such Three-Day Remarketing Period, (ii) if requested by the Remarketing Agent, furnish a current preliminary prospectus and, if applicable, a current preliminary prospectus supplement to be used by the Remarketing Agent in the remarketing not later than three Business Days prior to the first Remarketing Date during such Three-Day Remarketing Period (or such earlier date as the Remarketing Agent may reasonably request) and in such quantities as the Remarketing Agent may reasonably request, (iii) furnish a current final prospectus and, if applicable, a current final prospectus supplement to be used by the Remarketing Agent in the remarketing not later than the applicable Remarketing Date on which the Debt Securities are successfully remarketed in such quantities as the Remarketing Agent may reasonably request, and (iv) pay all expenses relating to the foregoing.

          (b)          If, in connection with any remarketing contemplated by the Agreement, it shall not be possible, in the view of counsel (which need not be an opinion) for either the Remarketing Agent or the Company, under applicable law, regulations or interpretations in effect at the time of such remarketing to register the offer and sale by the Company of the Debt Securities under the 1933 Act as otherwise contemplated by this Section 6, the Company (i) shall use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper and advisable to permit and effectuate the offer and sale of the Debt Securities in connection with such remarketing without registration under the 1933 Act pursuant to an exemption therefrom, if available, including the exemption afforded by Rule 144A under the rules and regulations promulgated under the 1933 Act by the Commission, (ii) if requested by the Remarketing Agent, shall furnish a current preliminary remarketing memorandum to be used by the Remarketing Agent in such remarketing not later than three Business Days prior to the first Remarketing Date during the applicable Three-Day Remarketing Period (or in either case such earlier date as the Remarketing Agent may reasonably request) and in such quantities as the Remarketing Agent may reasonably request and (iii) shall furnish a current final remarketing memorandum to be used by the Remarketing Agent in such remarketing not later than the applicable Remarketing Date on which the Debt Securities are successfully remarketed in such quantities as the Remarketing Agent may reasonably request, and (iv) shall pay all expenses relating thereto.

          (c)          The Company shall also use its reasonable efforts to take all such actions as may (upon advice of counsel to the Company or the Remarketing Agent) be necessary or desirable under state securities or blue sky laws in connection with any remarketing on any Remarketing Date.

          Section 7.          Conditions to the Remarketing Agent's Obligations. In addition to any other conditions provided in the Purchase Contract Agreement, the Pledge Agreement, the Indenture, the Debt Securities or the Supplemental Remarketing Agreement, the right of each holder of Debt Securities or Income PRIDES to have their Debt Securities remarketed (or included in a particular remarketing attempt) shall be subject to the conditions that (i) with respect to any remarketing during any Three-Day Remarketing Period, a Special Event Redemption shall not have occurred or will not occur prior to the last possible Reset Date relating to such Three-Day Remarketing Period, (ii) the Remarketing Agent is able to find a purchaser or purchasers for the Debt Securities being remarketed at the applicable Minimum Price and such purchaser or purchasers deliver the purchase price therefor to the Remarketing Agent as and when required, (iii) no prior successful remarketing of the Debt Securities shall have occurred, (iv) the Purchase Contract Agent, the Collateral Agent, the Custodial Agent, the Company and the Trustee shall have performed their respective obligations in connection with the remarketing in this Agreement, the Supplemental Remarketing Agreement, the Pledge Agreement, the Purchase Contract Agreement, the Indenture or any other agreement relating to such remarketing (including, without limitation, the Purchase Contract Agent giving the Remarketing Agent notice of the aggregate principal amount of the Pledged Debt Securities and the Separate Debt Securities to be delivered for remarketing no later than 10:00 a.m., New York City time, the Business Day preceding the first Remarketing Date during a proposed Three-Day Remarketing Period and the Collateral Agent and the Custodial Agent concurrently delivering such Debt Securities to be remarketed to the Remarketing Agent as required under the Purchase Contract Agreement and the Pledge Agreement), (v) no Event of Default (as defined in the Indenture), and no event that with the passage of time or the giving of notice or both would become an Event of Default, shall be continuing, (vi) the accuracy of the representations and warranties of the Company included and incorporated by reference in this Agreement and the Supplemental Remarketing Agreement or in certificates of any officer of the Company delivered pursuant to the provisions included or incorporated by reference in this Agreement or the Supplemental Remarketing Agreement, (vii) the performance by the Company of its covenants and other obligations included and incorporated by reference in this Agreement and the Supplemental Remarketing Agreement, (viii) the satisfaction of the other conditions set forth and incorporated by reference in this Agreement and the Supplemental Remarketing Agreement, and (ix) this Agreement and any applicable Supplemental Remarketing Agreement have not terminated.

          (b)          If at any time during the term of this Agreement, any Event of Default (as defined therein) under the Indenture, or event that with the passage of time or the giving of notice or both would become an Event of Default under the Indenture, has occurred and is continuing, then the obligations and duties of the Remarketing Agent under this Agreement shall be suspended until such default or event has been cured. The Company will promptly notify the Remarketing Agent of such Events of Default and events known to it and will cause the Trustee to give the Remarketing Agent notice of all such Events of Default and events of which the Trustee is aware.

          Section 8.          Termination of Remarketing Agreement. This Agreement shall terminate as to the Remarketing Agent on the effective date of its replacement pursuant to Section 4(a) hereof or pursuant to Section 4(b) hereof. Notwithstanding any such termination, the obligations set forth in Section 2 (insofar as such Section relates to the payment of the Remarketing Fee) and Section 3 hereof shall survive and remain in full force and effect until all amounts payable under such Sections shall have been paid in full. In addition, each former Remarketing Agent shall be entitled to the rights and benefits under Sections 9 and 10 of this Agreement notwithstanding the replacement or resignation of such Remarketing Agent.

          Section 9.          Remarketing Agent's Performance; Duty of Care. The duties and obligations of the Remarketing Agent shall be determined solely by the express provisions of this Agreement and, in the case of the Remarketing Agent, the Supplemental Remarketing Agreement. No implied covenants or obligations of or against the Remarketing Agent shall be read into this Agreement or the Supplemental Remarketing Agreement. In the absence of bad faith on the part of the Remarketing Agent, the Remarketing Agent may conclusively rely upon any document furnished to it which purports to conform to the requirements of this Agreement or the Supplemental Remarketing Agreement, as the case may be, as to the truth of the statements expressed therein. The Remarketing Agent shall be protected in acting upon any document or communication reasonably believed by it to be signed, presented or made by the proper party or parties. The Remarketing Agent shall not have any obligation to determine whether there is any limitation under applicable law on the Reset Rate on the Debt Securities or, if there is any such limitation, the maximum permissible Reset Rate on the Debt Securities, and the Remarketing Agent shall rely solely upon written notice from the Company (which the Company agrees to provide prior to the third Business Day prior to any Remarketing Announcement Date) as to whether or not there is any such limitation and, if so, the maximum permissible Reset Rate. The Remarketing Agent shall not incur any liability under this Agreement or the Supplemental Remarketing Agreement, as the case may be, to the Company, any beneficial owner or holder of Debt Securities, or other securities, either in its individual capacity or as Remarketing Agent, for any action or failure to act in connection with any remarketing or otherwise in connection with the transactions contemplated by this Agreement or the Supplemental Remarketing Agreement, except to the extent that it shall have been determined by a court of competent jurisdiction by final and nonappealable judgment that such liability has resulted from the willful misconduct, bad faith or gross negligence of the Remarketing Agent. The provisions of this Section 9 shall survive any termination of this Agreement and shall also continue to apply to every Remarketing Agent notwithstanding their resignation or removal.

          Section 10.          Indemnification and Contribution.

          (a)          The Company agrees to indemnify and hold harmless the Remarketing Agent and each person, if any, who controls the Remarketing Agent within the meaning of either Section 15 of the 1933 Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act") (the Remarketing Agent and each such person or entity being an "Agent Indemnified Party"), as follows:

          (i)          against any and all loss, liability, claim, damage and expense whatsoever, as incurred, related to, arising out of, or based on (A) the failure to have an effective Registration Statement (as defined in the Supplemental Remarketing Agreement) under the 1933 Act relating to the Debt Securities, as the case may be, if required, or the failure to satisfy the prospectus delivery requirements of the 1933 Act because the Company failed to provide the Remarketing Agent with a Prospectus (as defined in the Supplemental Remarketing Agreement) for delivery, or (B) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (C) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus or the Prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (D) any untrue statement or alleged untrue statement of a material fact contained in any preliminary remarketing memorandum or any final remarketing memorandum (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (E) any untrue statement or alleged untrue statement of a material fact contained in any other documents (including, without limitation, any documents incorporated or deemed to be incorporated by reference in any such documents) provided by the Company for use in connection with the remarketing of the Debt Securities or any of the transactions related thereto, or (F) any failure by the Company to make or consummate the remarketing of the Debt Securities or the withdrawal, recession, termination, amendment or extension of the terms of such remarketing, or (G) any failure on the part of the Company to comply, or any breach by the Company of, any of the provisions (including without limitation any representations or warranties) included or incorporated by reference in this Agreement, the Supplemental Remarketing Agreement, the Purchase Contract Agreement, the Income PRIDES, the Growth PRIDES, the Pledge Agreement, the Indenture or the Debt Securities (collectively, the "Operative Documents"), or (H) the remarketing of the Debt Securities or any other transaction contemplated by any of the Operative Documents, or the engagement of the Remarketing Agent pursuant to, or the performance by the Remarketing Agent of the services contemplated by, this Agreement or the Supplemental Remarketing Agreement, whether or not any remarketing of the Debt Securities, or the reset of the interest rate on, or modification of the maturity date or scheduled interest payment dates of, the Debt Securities, as contemplated herein actually occur;

          (ii)          against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever related to, arising out of or based on any matter described in (i) above, if such settlement is effected with the written consent of the indemnifying party; and

           (iii)          against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Remarketing Agent), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever related to, arising out of or based on any matter described in (i) above to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that the Company shall not be liable under clause (i)(B), (i)(C), (i)(D) or (i)(E) to the extent any such loss, liability, claim, damage or expense arises out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Remarketing Agent expressly for use in the Registration Statement (or any amendment thereto), any preliminary prospectus or the Prospectus (or any amendment or supplement thereto) or any preliminary or final remarketing memorandum (or any amendment or supplement thereto) or any other documents used in connection with remarketing of the Debt Securities, as the case may be; provided, further, that the Company shall not be liable under clause (i)(F) or (i)(H) to the extent that such loss, claim, damage, liability or expense has, by final judicial determination, resulted from the willful misconduct, bad faith or gross negligence of the Remarketing Agent.

          (b)          The Remarketing Agent agrees to indemnify and hold harmless the Company, its directors, each of its officers who sign the Registration Statement, and each person, if any, who controls the Company within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act (the "Company Indemnified Parties") to the same extent as the foregoing indemnity from the Company to the Agent Indemnified Parties, but only with reference to clause (i)(B), (i)(C), (i)(D) and (i)(E) of Section 10(a) with respect to information relating to the Remarketing Agent furnished to the Company in writing by such Remarketing Agent expressly for use in the Registration Statement, any preliminary prospectus, the Prospectus or any amendments or supplements thereto, any preliminary remarketing memorandum, final remarketing memorandum or amendments or supplements thereto or any other documents used in connection with the remarketing of the Debt Securities, as the case may be.

          (c)          Each party seeking indemnification hereunder (an "Indemnified Party") shall give notice as promptly as reasonably possible to each party from whom indemnification is sought (an "Indemnifying Party") of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 10(a) above, counsel to the Indemnified Parties shall be selected by the Remarketing Agent, and in the case of parties indemnified pursuant to Section 10(b) above, counsel to the Indemnified Parties shall be selected by the Company. An Indemnifying Party may participate at its own expense in the defense of such action; provided, however, that counsel to the Indemnifying Party shall not (except with the consent of the Indemnified Party) also be counsel to the Indemnified Party. In no event shall the Indemnifying Parties be liable for the fees and expenses of more than one counsel (in addition to any local counsel) for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No Indemnifying Party shall, without the prior written consent of the Indemnified Parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 10(a) or (b) hereof (whether or not the Indemnified Parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each Indemnified Party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

          (d)          If at any time an Indemnified Party shall have requested an Indemnifying Party to reimburse the Indemnified Party for fees and expenses of counsel, such Indemnifying Party agrees that it shall be liable for any settlement of the nature contemplated by Section 10(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such Indemnifying Party of the aforesaid request, (ii) such Indemnifying Party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such Indemnifying Party shall not have reimbursed such Indemnified Party in accordance with such request prior to the date of such settlement.

          (e)          If the indemnification provided for in Section 10(a) or (b) hereof is unavailable or insufficient to hold harmless an Indemnified Party, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of the losses, claims, damages or liabilities referred to in Section 10(a) or (b) above, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand, and the Remarketing Agent on the other, from the remarketing of the Debt Securities contemplated hereby or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand, and the Remarketing Agent on the other, in connection with the statements, omissions or other matters which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand, and the Remarketing Agent on the other, shall be deemed to be in the same respective proportions as the aggregate principal amount of the Debt Securities which are or are to be remarketed bears to the aggregate fees actually received by the Remarketing Agent under Section 3 hereof. The relative fault (i) in the case of an untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, shall be determined by reference to, among other things, whether such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or by the Remarketing Agent on the other hand and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission and (ii) in the case of any other action or omission shall be determined by reference to, among other things, whether such action or omission was taken or omitted to be taken by the Company on the one hand, or by the Remarketing Agent, on the other hand, and the parties' relative intent, knowledge, access to information and opportunity to prevent or correct such action or omission. The Company and the Remarketing Agent agree that it would not be just and equitable if contribution pursuant to this Section 10(e) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 10(e). The amount paid by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this Section 10(e) shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating, preparing or defending any action or claim which is the subject of this Section 10(e). Notwithstanding the provisions of this Section 10(e), the Remarketing Agent shall not be required to contribute any amount which, in the aggregate, exceeds the aggregate fees received by it under Section 3 of this Agreement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 10(e), each person, if any, who controls the Remarketing Agent within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Remarketing Agent and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.

          (f)          Anything herein or in the Supplemental Remarketing Agreement to the contrary notwithstanding, the provisions of this Section 10, and the rights of the Remarketing Agent and the other Indemnified Parties hereunder, shall be in addition to, and not in limitation of, any rights or benefits (including, without limitation, rights to indemnification or contribution) which the Remarketing Agent or any other Indemnified Party may have under any other instrument or agreement.

          Section 11.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          Section 12.          Term of Agreement. Unless otherwise terminated in accordance with the provisions hereof and except as otherwise provided herein, this Agreement shall remain in full force and effect from the date hereof until the first day after the Reset Date or in the event of a Failed Remarketing, February 16, 2007.

          Section 13.          Successors and Assigns. The rights and obligations of the Company hereunder may not be assigned or delegated to any other person without the prior written consent of Merrill Lynch as the Remarketing Agent and the Purchase Contract Agent. The rights and obligations of Merrill Lynch as the Remarketing Agent hereunder may not be assigned or delegated to any other person without the prior written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and Merrill Lynch as the Remarketing Agent and their respective successors and assigns. The terms "successors" and "assigns" shall not include any purchaser of Securities merely because of such purchase.

          Section 14.          Headings. Section headings have been inserted in this Agreement as a matter of convenience of reference only, and it is agreed that such section headings are not a part of this Agreement and will not be used in the interpretation of any provision of this Agreement.

          Section 15.          Severability. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provisions of any constitution, statute, rule or public policy or for any other reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstances or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

          Section 16.          Counterparts. This Agreement may be executed in counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

          Section 17.          Amendments. This Agreement may be amended by any instrument in writing signed by the parties hereto.

          Section 18.          Notices. Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing or transmitted by any standard form of telecommunication, including telephone, telegraph or telecopy, and confirmed in writing. All written notices and confirmations of notices by telecommunication shall be deemed to have been validly given or made when delivered or mailed, registered or certified mail, return receipt requested and postage prepaid. All such notices, requests, consents or other communications shall be addressed as follows: if to the Company, to Great Plains Energy Incorporated, 1201 Walnut Street, Kansas City, Missouri 64106-2124, Attention: Andrea F. Bielsker, Senior Vice President - Finance, Chief Financial Officer and Treasurer, with a copy to Jeanie Sell Latz, Esq., Executive Vice President - Corporate and Shared Services and Secretary; if to the Remarketing Agent, to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, at Four World Financial Center, North Tower 25th Floor, New York, New York 10080, Attention: Equity Capital Markets, with a copy to Sidley Austin Brown & Wood llp, 787 Seventh Avenue, New York, New York 10019, Attention: Robert Mandell, Esq.; and if to the Purchase Contract Agent, to BNY Midwest Trust Company, 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602, Attention: Corporate Trust Administration, or to such other address as any of the above shall specify to the other in writing.

          Section 19.          Information. The Company agrees to furnish the Remarketing Agent with such information and documents as the Remarketing Agent may reasonably request in connection with the transactions contemplated by this Remarketing Agreement and the Supplemental Remarketing Agreement, and make reasonably available to the Remarketing Agent and any accountant, attorney or other advisor retained by the Remarketing Agent such information that parties would customarily require in connection with a due diligence investigation conducted in accordance with applicable securities laws and cause the Company's officers, directors, employees and accountants to participate in all such discussions and to supply all such information reasonably requested by any such person in connection with such investigation.

          IN WITNESS WHEREOF, each of the Company, the Remarketing Agent and the Purchase Contract Agent has caused this Agreement to be executed in its name and on its behalf by one of its duly authorized officers as of the date first above written.

GREAT PLAINS ENERGY INCORPORATED
By: Name: Title:	/s/Andrea F. Bielsker Andrea F. Bielsker Senior Vice President-Finance, Chief Financial Officer and Treasurer

CONFIRMED AND ACCEPTED:

MERRILL LYNCH & CO.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By: /s/Karl Newlin
Authorized Signatory

BNY MIDWEST TRUST COMPANY,
not individually but solely as Purchase
Contract Agent and as attorney-in-fact
for the holders of the Purchase Contracts

By: /s/Mary Callahan
Name: Mary Callahan
Title: Assistant Vice President

Exhibit A to Remarketing Agreement

FORM OF SUPPLEMENTAL REMARKETING AGREEMENT

          Supplemental Remarketing Agreement dated _____________, ____ among Great Plains Energy Incorporated, a Missouri corporation (the "Company"), Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Remarketing Agent"), and BNY Midwest Trust Company, as Purchase Contract Agent and attorney-in-fact for the Holders of the Purchase Contracts (as such terms are defined in the Purchase Contract Agreement referred to in Schedule I hereto).

          NOW, THEREFORE, for and in consideration of the covenants herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.          Definitions. Capitalized terms used and not defined in this Agreement shall have the meanings assigned to them in the Remarketing Agreement, dated as of __________ ___, ____ (the "Remarketing Agreement"), among the Company, the Purchase Contract Agent and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated or, if not defined in the Remarketing Agreement, the meanings assigned to them in the Purchase Contract Agreement (as defined in Schedule I hereto).

          2.          Registration Statement and Prospectus. The Company has filed with the Securities and Exchange Commission, and there has become effective, a registration statement on Form S-3, including a prospectus, relating to the Securities (as such term is defined on Schedule I hereto). Such Registration Statement, as amended, and including the information deemed to be a part thereof pursuant to Rule 430A under the 1933 Act, and the documents incorporated or deemed to be incorporated by reference therein, are hereinafter called, collectively, the "Registration Statement"; the [related preliminary prospectus dated ___________, including the documents incorporated or deemed to be incorporated by reference therein, [and preliminary prospectus supplement dated __________] are hereinafter called, [collectively] the "preliminary prospectus";] and the related prospectus dated ___________, including the documents incorporated or deemed to be incorporated by reference therein, [and prospectus supplement dated ________] are hereinafter called, [collectively,] the "Prospectus." The Company has provided copies of the Registration Statement [, the preliminary prospectus] and the Prospectus to the Remarketing Agent, and hereby consents to the use of the [preliminary prospectus and the] Prospectus in connection with the remarketing of the Securities. [IN THE EVENT THAT A REGISTRATION STATEMENT IS NOT POSSIBLE OR NOT REQUIRED PURSUANT TO THE REMARKETING AGREEMENT, INSERT THE FOLLOWING: The Company has provided to the Remarketing Agent, for use in connection with remarketing of the Securities (as such term is defined on Schedule I hereto), a [preliminary remarketing memorandum and] remarketing memorandum [and] [describe other materials, if any]. Such remarketing memorandum (including the documents incorporated or deemed to be incorporated by reference therein, [and] [describe other materials] are hereinafter called, collectively, the "Prospectus," [and such preliminary marketing memorandum (including the documents incorporated or deemed to be incorporated by reference therein) is hereinafter called a "preliminary prospectus")]. The Company hereby consents to the use of the Prospectus [and the preliminary prospectus] in connection with the remarketing of the Securities]. All references in this Agreement to amendments or supplements to the Registration Statement [, the preliminary prospectus] or the Prospectus shall be deemed to mean and include the filing of any document under the 1934 Act, which is incorporated or deemed to be incorporated by reference in the Registration Statement [, the preliminary prospectus] or the Prospectus, as the case may be.

          3.          Provisions Incorporated by Reference.

                      (a)          Subject to Section 3(b), the provisions of the Underwriting Agreement (other than Section 2, Section 3, Section 4, Section 5, Section 9 and Section 10 thereof) are incorporated herein by reference, mutatis mutandis, and the Company hereby makes the representations and warranties, and agrees to comply with the covenants and obligations, set forth in the provisions of the Underwriting Agreement incorporated by reference herein, as modified by the provisions of Section 3(b) hereof.

                      (b)          With respect to the provisions of the Underwriting Agreement incorporated herein, for the purposes hereof, (i) all references therein to the "Underwriter" or "Underwriters" shall be deemed to refer to the Remarketing Agent and any additional remarketing agents designated pursuant to Section 2 of the Remarketing Agreement; (ii) all references therein to the "Securities", "FELINE PRIDES" or "Initial Securities" shall be deemed to refer to the Securities as defined herein; (iii) all references therein to the "Closing Date" shall be deemed to refer to the Remarketing Closing Date specified in Schedule I hereto; (iv) all references therein to the "Registration Statement" [, the "preliminary prospectus"] or the "Final Prospectus" shall be deemed to refer to the Registration Statement[, the preliminary prospectus] and the Prospectus, respectively, as defined herein; (v) all references therein to this "Agreement," the "Purchase Agreement," the "Underwriting Agreement," "hereof," "herein" and all references of similar import, shall be deemed to mean and refer to this Supplemental Remarketing Agreement; (vi) all references therein to "the date hereof," "the date of this Agreement" and all similar references shall be deemed to refer to the date of this Supplemental Remarketing Agreement; (vii) all references therein to any "settlement date" shall be disregarded; and (viii) [other changes, including changes relating to the offer and sale of the Securities in connection with the Remarketing without registration under the 1933 Act in reliance upon an exemption therefrom (including the exemption afforded by Rule 144A)].]

          4.          Remarketing. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth or incorporated by reference herein and in the Remarketing Agreement, the Remarketing Agent agrees to use its reasonable efforts to remarket, on each Remarketing Date during the Three-Day Remarketing Period specified in Schedule I hereto (until there has been a successful remarketing of the Debt Securities on a Remarketing Date) and in the manner set forth in Section 2(b) of the Remarketing Agreement, the aggregate principal amount, as the case may be, of Securities set forth in Schedule I hereto at a purchase price not less than 100% of the [Remarketing Value] [Contract Settlement Value]. With respect to each Remarketing Date, the Remarketing Agent, in consultation with the Company and in the manner provided for in the Indenture, the Securities and the Purchase Contract Agreement, shall determine (a) the reset interest rate that the Remarketing Agent believes will, when applied to the Securities (with any extension of the maturity date as determined by the Company pursuant to the Indenture taken into account), enable the aggregate principal amount of the Securities being remarketed to be sold at a price equal to at least the [Remarketing Value] [Contract Settlement Value]. In connection with the remarketing, the Remarketing Agent shall be entitled to the Remarketing Fee, payable in the manner specified in Section 5 hereof by deduction from the proceeds received in connection with such remarketing, but only to the extent such amount is in excess of the applicable Minimum Price. Any resulting shortfall in the recovery of the Remarketing Fee shall by payable by the Company in the manner specified in Section 5 hereof. The right of each holder of Securities to have Securities tendered for purchase shall be limited to the extent set forth in the last sentence of the first paragraph of Section 2(b) of the Remarketing Agreement (which is incorporated by reference herein). As more fully provided in Section 2(c) of the Remarketing Agreement (which is incorporated by reference herein), the Remarketing Agent is not obligated to purchase any Securities in the remarketing or otherwise, and neither the Company nor the Remarketing Agent shall be obligated in any case to provide funds to make payment upon tender of Securities for remarketing.

          5.          Delivery and Payment. In the event of a successful remarketing, delivery of payment for Securities by the purchasers thereof identified by the Remarketing Agent and payment of the Remarketing Fee shall be made on the Remarketing Closing Date at the location and time specified in Schedule I hereto (or such later date not later than five Business Days after such date as the Remarketing Agent shall designate), which date and time may be postponed by agreement between the Remarketing Agent and the Company. Delivery of the remarketed Securities and payment of the Remarketing Fee shall be made to the Remarketing Agent against payment by the respective purchasers of the remarketed Securities of the consideration therefor as specified herein, which consideration shall be paid to the Collateral Agent and Custodial Agent for the account of the persons entitled thereto by certified or official bank check or checks drawn on or by a New York Clearing House bank and payable in immediately available funds or in immediately available funds by wire transfer to an account or accounts designated by the Collateral Agent and the Custodial Agent. Any amount of the Remarketing Fee that cannot be deducted from the funds received from such purchasers shall be payable by the Company on the Remarketing Closing Date in immediately available funds or, upon the instructions of the Remarketing Agent, by certified or official bank check or checks or by wire transfer.

          With respect to Securities not represented by a Global Security held by or on behalf of The Depository Trust Company, certificates for the Securities shall be registered in such names and denominations as the Remarketing Agent may request not less than one full Business Day in advance of the Remarketing Closing Date, and the Company, the Collateral Agent, the Custodial Agent and the registered holder or holders thereof agree to have such certificates available for inspection, packaging and checking by the Remarketing Agent in New York, New York not later than 1:00 p.m. on the Business Day prior to the Remarketing Closing Date.

          6.           Notices. Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing or transmitted by any standard form of telecommunication, including telephone, telegraph or telecopy, and confirmed in writing. All written notices and confirmations of notices by telecommunication shall be deemed to have been validly given or made when delivered or mailed, registered or certified mail, return receipt requested and postage prepaid. All such notices, requests, consents or other communications shall be addressed as follows: if to the Company, to Great Plains Energy Incorporated, 1201 Walnut Street, Kansas City, Missouri 64106-2124, Attention: Andrea F. Bielsker, Senior Vice President - Finance, Chief Financial Officer and Treasurer, with a copy to Jeanie Sell Latz, Esq., Executive Vice President - Corporate and Shared Services and Secretary; if to the Remarketing Agent, to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, at Four World Financial Center, North Tower 25th Floor, New York, New York 10080, Attention: Equity Capital Markets, with a copy to Sidley Austin Brown & Wood llp, 787 Seventh Avenue, New York, New York 10019, Attention: Robert Mandell, Esq.; and if to the Purchase Contract Agent, to BNY Midwest Trust Company, 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602, Attention: Corporate Trust Administration, or to such other address as any of the above shall specify to the other in writing.

          7.           Conditions to Obligations of Remarketing Agent. Anything herein to the contrary notwithstanding, the parties hereto agree (and the holders and beneficial owners of the Securities will be deemed to agree) that the obligations of the Remarketing Agent under this Agreement and the Remarketing Agreement are subject to the satisfaction of the conditions set forth in Section 7 of the Remarketing Agreement (which are incorporated herein by reference), and to the satisfaction, on the Remarketing Closing Date, of the conditions incorporated by reference herein from Section 5 of the Underwriting Agreement as modified by Section 3(b) hereof (including, without limitation, the delivery of opinions of counsel, officers' certificates and accountants' comfort letters in form and substance satisfactory to the Remarketing Agent, the accuracy as of the Remarketing Closing Date of the representations and warranties of the Company included and incorporated by reference herein and the performance by the Company of its obligations under the Remarketing Agreement and this Agreement as and when required hereby and thereby). In addition, anything herein or in the Remarketing Agreement to the contrary notwithstanding, the Remarketing Agreement and this Agreement may be terminated by the Remarketing Agent, by notice to the Company at any time prior to the time of settlement on the Remarketing Closing Date, if any of the events or conditions set forth in Section 10 of the Underwriting Agreement, as modified by Section 3(b) hereof, shall have occurred or shall exist.

          8.           Indemnity and Contribution. Anything herein to the contrary notwithstanding, the Remarketing Agent shall be entitled to indemnity and contribution on the terms and conditions set forth in the Remarketing Agreement.

          If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company and the several Remarketing Underwriters.

Very truly yours, GREAT PLAINS ENERGY INCORPORATED By: _______________________ Name: Title:

CONFIRMED AND ACCEPTED:

MERRILL LYNCH & CO.
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By: __________________________
          Authorized Signatory

BNY MIDWEST TRUST COMPANY,
not individually but solely as Purchase
Contract Agent and as attorney-in-fact
for the holders of the Purchase Contracts

By: __________________________
          Name:
          Title:

Schedule I to Supplemental Remarketing Agreement

Securities subject to the remarketing: Senior Notes initially due 2009 of the Company (the "Securities").

Purchase Contract Agreement, dated as of June 14, 2004 (the "Purchase Contract Agreement"), by and between Great Plains Energy Incorporated, a Missouri corporation, and BNY Midwest Trust Company.

Pledge Agreement, dated as of June 14, 2004 (the "Pledge Agreement"), by and among Great Plains Energy Incorporated, a Missouri corporation, BNY Midwest Trust Company and BNY Midwest Trust Company.

Indenture dated as of June 1, 2004 (the "Base Indenture"), by and between Great Plains Energy Incorporated, a Missouri corporation, and BNY Midwest Trust Company, as supplemented by the First Supplemental Indenture, establishing the Securities.

Aggregate Principal Amount of Securities: $ ____________ .

Underwriting Agreement, dated June 8, 2004 (the "Underwriting Agreement"), between Great Plains Energy Incorporated and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Three-Day Remarketing Period: __________ ___, _____ [("Day 1")], __________ ___, _____ [("Day 2")] and __________ ___, _____ [("Day 3")] .

Remarketing Closing Date, Time and Location: [__________ ___, _____ (if a successful remarketing occurs on Day 1), __________ ___, _____ (if a successful remarketing occurs on Day 2) or __________ ___, _____ (if a successful remarketing occurs on Day 3)] [February 16, 2007].